Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road

Suite 200

Richardson TX 75081 USA

(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO

972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS NET INCOME OF $147 THOUSAND ON REVENUE OF $2.0 MILLION IN THE THIRD QUARTER OF 2014

Richardson, Texas — November 13, 2014 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and nine months ended September 30, 2014.

Intrusion’s net income was $147 thousand in the third quarter 2014 compared to a net income of $173 thousand in the third quarter 2013.

Intrusion’s revenue for the third quarter 2014 was $2.0 million compared to $2.0 million in the third quarter 2013.

Gross profit was $1.3 million or 65 percent of revenue in the third quarter of 2014 compared to $1.2 million or 60% of revenue in the third quarter 2013.

Intrusion’s third quarter 2014 operating expenses were $1.2 million compared to $1.0 million in the third quarter 2013.

As of September 30, 2014, Intrusion reported cash and cash equivalents of $1.4 million, a working capital deficiency of $1.1 million and debt of $1.8 million.

“During the third quarter of 2014, we booked a total of $3.3 million of orders covering 10 different projects,” stated G. Ward Paxton, President and CEO of Intrusion.  “Included in the orders was $0.7 million of our new Savant product.  Revenue for Savant was $0.5 million in the quarter.  Savant is focused in the newest security area, Advanced Persistent Threats (APT),” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until November 20, 2014 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 31791974.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, advanced persistent threat identification, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for advanced persistent threats and network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	September 30,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$1,376	$1,139
Accounts receivable	1,015	816
Inventories, net	12	19
Prepaid expenses	142	95
Total current assets	2,545	2,069

Property and equipment, net	396	297
Other assets	63	51
TOTAL ASSETS	$3,004	$2,417

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$966	$998
Dividends payable	32	437
Obligations under capital lease, current portion	145	106
Deferred revenue	966	139
Loan payable to officer	1,530	—
Total current liabilities	3,639	1,680

Loan payable to officer	—	1,530
Obligations under capital lease, noncurrent portion	126	67

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding—200 in 2014 and 220 in 2013 Liquidation preference of $1,025 as of September 30, 2014	708	778
Series 2 shares issued and outstanding—460 in 2014 and 2013 Liquidation preference of $1,155 as of September 30, 2014	724	724
Series 3 shares issued and outstanding—289 in 2014 and 354 in 2013 Liquidation preference of $633 as of September 30, 2014	411	504
Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,436 in 2014 and 12,182 in 2013 Outstanding shares — 12,426 in 2014 and 12,172 in 2013	124	122
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	56,310	55,905
Accumulated deficit	(58,569)	(58,424)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(761)	(860)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,004	$2,417

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$2,030	$1,975	$5,429	$5,825
Cost of revenue	707	790	1,899	2,151

Gross profit	1,323	1,185	3,530	3,674

Operating expenses:
Sales and marketing	470	336	1,245	1,083
Research and development	443	361	1,442	1,138
General and administrative	293	281	959	921

Operating income (loss)	117	207	(116)	532

Interest expense, net	(24)	(34)	(83)	(97)
Other income	54	—	54	—

Income (loss) before income taxes	147	173	(145)	435

Income tax provision	—	—	—	—

Net income (loss)	$147	$173	$(145)	$435

Preferred stock dividends accrued	(35)	(38)	(106)	(113)
Net income (loss) attributable to common stockholders	$112	$135	$(251)	$322

Net income (loss) per share attributable to common stockholders:
Basic	$0.01	$0.01	$(0.02)	$0.03
Diluted	$0.01	$0.01	$(0.02)	$0.02

Weighted average common shares outstanding:
Basic	12,426	12,172	12,379	12,172
Diluted	15,485	14,532	12,379	14,532